Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information: Mike Campbell, 816-842-8181 investorrelations@inergyservices.com

Inergy Announces Authorization of Unit Repurchase Program

Kansas City, MO (August 20, 2012) – Inergy, L.P. (NYSE:NRGY) announced that its Board of Directors has authorized the repurchase of up to $100 million in value of the Partnership’s outstanding common units from time to time through March 31, 2013, in open market transactions, including block purchases.

The unit repurchase program authorizes the Partnership to make repurchases on a discretionary basis as determined by its management subject to market conditions, applicable legal requirements, available liquidity, and other appropriate factors as determined by such officers. The unit repurchase program does not include specific price targets and may be modified or suspended at any time and could be terminated prior to completion. Any repurchased common unit will be cancelled.

John Sherman, President and CEO of Inergy, commented, “This unit repurchase program provides us an opportunity to show the confidence we have in the company and its valuation prospects. The Partnership’s strong liquidity and low leverage profile allow us to pursue this strategy while maintaining our financial strength.”

About Inergy, L.P.

Inergy, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include a natural gas storage business in Texas and an NGL supply logistics and marketing business that serves customers in the United States and Canada. Through its general partner interest and majority equity ownership interest in Inergy Midstream, L.P. (NYSE:NRGM), Inergy is also engaged in the development and operation of natural gas and NGL storage and transportation business in the Northeast region of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law such as the expectation regarding the size, timing, and nature of common unit repurchases. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan, including the placement of our expansion projects in-service in a timely manner; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

Corporate news, unit prices, and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergylp.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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